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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            (AMENDMENT NO. ______)*


                             OCULAR SCIENCES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  675744 10 6
--------------------------------------------------------------------------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [ ]. (A fee is required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).
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                                       13G

CUSIP No. 675744 10 6                                          PAGE 2 OF 5 PAGES

--------------------------------------------------------------------------------
   1  NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Allergan, Inc.
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   2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                       (a) [ ]
                                                                       (b) [X]
--------------------------------------------------------------------------------
   3  SEC USE ONLY

--------------------------------------------------------------------------------
   4  CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
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                      5   SOLE VOTING POWER
                          1,977,723
     NUMBER OF        ----------------------------------------------------------
       SHARES         6   SHARED VOTING POWER
    BENEFICIALLY          0
      OWNED BY        ----------------------------------------------------------
        EACH          7   SOLE DISPOSITIVE POWER
     REPORTING            1,977,723
       PERSON         ----------------------------------------------------------
        WITH          8   SHARED DISPOSITIVE POWER
                          0
--------------------------------------------------------------------------------
  9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,977,723
--------------------------------------------------------------------------------
  10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                           [ ]
--------------------------------------------------------------------------------
  11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      9.1%
--------------------------------------------------------------------------------
  12  TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

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                                                                     Page 3 of 5


Item 1(a)    Name of Issuer:

             OCULAR SCIENCES, INC.

Item 1(b)    Address of Issuer's Principal Executive Offices:

             475 Eccles Avenue
             S. San Francisco, CA  94080

Item 2(a)    Name of Person Filing:

             Allergan, Inc.

Item 2(b)    Address of Principal Business Office, or, if none, Residence:

             2525 Dupont Drive
             Irvine, California 92612

Item 2(c)    Place of Organization:

             Delaware

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             675744 10 6

Item 3       Not applicable.

Item 4       Ownership:

             (a)  Amount Beneficially Owned:

                  1,977,723

             (b) Percent of Class:

                  9.1%


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                                                                     Page 4 of 5


             (c) Number of shares as to which such person has:

                  (i)    sole power to vote or to direct the vote:  1,977,723

                  (ii)   shared power to vote or to direct the vote:  -0-

                  (iii)  sole power to dispose or to direct the disposition of:
                         1,977,723

                  (iv) shared power to dispose or to direct the disposition of: -0-

Item 5       Ownership of Five Percent or Less of a Class:

             Not Applicable.

Item 6       Ownership of More than Five Percent on Behalf of Another Person:

             Not Applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
             Company:

             Not Applicable.

Item 8       Identification and Classification of Members of the Group:

             Not Applicable.

Item 9       Notice of Dissolution of Group:

             Not Applicable.

Item 10      Certification:

             Not Applicable.


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                                                                     Page 5 of 5


                                    SIGNATURE

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 5, 1998
                                        ----------------------------------------
                                                         Date


                                         ALLERGAN, INC.


                                         By:  /s/ SUSAN J. GLASS
                                              ----------------------------------
                                              Susan J. Glass


                                              Susan J. Glass
                                              Assistant Secretary
                                              ----------------------------------
                                                        Name and Title